EXHIBIT 99.1

                          SOUTHERN MINERAL CORPORATION

                                  PRESS RELEASE

                                                    HOUSTON, TX -- JUNE 23, 1998

SOUTHERN ACQUIRES CONTROL OF NEUTRINO

Southern Mineral Corporation (NASDAQ:SMIN) of Houston ("Southern") and Neutrino Resources Inc. (Toronto Stock Exchange:NTO) of Calgary ("Neutrino") announced today that the offer (the "Offer") made by Southern's wholly-owned subsidiary, 779776 Alberta Ltd. ("Southern Acquisition") dated May 29, 1998, to purchase all of the outstanding common shares of Neutrino expired on June 22, 1998. As of the expiry of the Offer, 25,739,494 common shares of Neutrino, representing approximately 92.3% of the issued and outstanding common shares of Neutrino were validly tendered pursuant to the Offer. Southern Acquisition has notified the depository, Montreal Trust Company of Canada, that it intends to take up and pay for all of the Neutrino shares tendered to the Offer. Following the acquisition of these shares, Southern Acquisition will own approximately 92.3% of the issued and outstanding common shares of Neutrino. As Southern Acquisition has acquired in excess of 90% of the issued and outstanding common shares of Neutrino, it intends to proceed with the statutory compulsory acquisition of the remaining common shares on or before June 30, 1998. Upon initiating the compulsory acquisition, it is expected that an application will be made to The Toronto Stock Exchange to delist the common shares of Neutrino. Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Gulf Coast, Mid-Continent, Canada and Ecuador. The Company is listed on the NASDAQ National Market under the symbol SMIN. Neutrino is listed on The Toronto Stock Exchange (trading symbol "NTO").
For further information, please contact:
CONTACT SOUTHERN MINERAL CORPORATION
James H. Price
Vice President-Finance
1201 Louisiana, Suite 3350
Houston, Texas 77002-5609
713.658.9444
CONTACT NEUTRINO RESOURCES, INC.
Jeff Arsenych
President and CEO
300 - 5th Avenue, S.W., Suite 1400
Calgary, Alberta T2P 3C4
403.215.3500